Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Malibu Boats, Inc.:

We consent to the use of our report dated September 6, 2018, with respect to the consolidated balance sheets of Malibu Boats, Inc. as of June 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Knoxville, Tennessee

September 6, 2018